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Enterprise Financial Services Corp
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March 2010

TO: Our Shareholders and Friends

The year 2009 was a tumultuous and challenging year for all banks, including Enterprise.

As the financial markets deteriorated in the latter half of 2008, we shifted our emphasis to bolstering our balance sheet strength in anticipation of a significant downturn in the economy. Our objectives, as the near-collapse in the financial markets brought about the most severe recession in a generation, were to bolster our capital position, strengthen balance sheet liquidity, substantially increase reserves for possible credit losses and manage credit risk while maintaining our core pre-provision earnings level.

At the same time, we knew that it was never more important to provide the best possible service to our clients during this difficult and uncertain time.

In the past fourteen months we have added $75 million in regulatory capital in the form of trust preferred securities, preferred stock through the Treasury’s Capital Purchase Program and common stock. As Congress and bank regulatory agencies contemplate various regulatory reforms for the industry, a common theme in all of the debates is increased capital standards. At year-end, the Company’s Tier One capital ratio was 10.67% and total capital was at 13.32%. Including our recent $15 million common equity raise, those ratios increased to 11.65% and 14.05%, respectively, on a pro-forma basis. We believe we have positioned the Company to exceed not only the current “well-capitalized” guidelines, but the anticipated new regulatory capital guidelines as well.

We have also substantially improved the Company’s liquidity position. Total core deposits increased $328 million, or 23% in 2009, while we reduced our wholesale funding dependency by $179 million, or 53%. The bank’s investment portfolio increased by $187 million during the year and we continue to structure our portfolio with medium-term, high-grade securities to prepare for increasing interest rates.

These actions all position the Company well for the eventual upturn in the economy.

The majority of our operating earnings in 2009 were utilized to materially increase reserves for possible loan losses. We addressed credit issues aggressively through collateral write-downs or recognizing losses, particularly in the residential construction and commercial real estate segments of the loan portfolio. At year end 2009, the Company’s reserves to loans and reserves to non-performing loans stood at 2.35% and 112%, respectively. These ratios are substantially higher than the 2.08% and 73% median levels reported by our operating peer group of eleven banks with similar business models across the country. Correspondingly, the Company’s net charge-off ratio of 1.42% for the full year 2009 compares favorably with the 1.72% median ratio reported by this operating peer group.

The first quarter non-cash goodwill impairment charge of $45.4 million was a significant factor behind the Company’s reported net loss of $3.92 per fully diluted share. In spite of the difficult operating environment in 2009, we increased our pre-tax, pre-provision operating earnings through the year with the exception of the fourth quarter, when the negative effect of the hedging treatment on our low income housing tax credit assets caused a slight decline.

150 North Meramec ■ Clayton, Missouri 63105 ■ 1-800-396-8141

Our Wealth Management business experienced significant changes in 2009 as we continue to strengthen its capabilities. In addition to hiring Brendan Freeman in March from Bank of America/U.S. Trust to head our advisory group, we have added three senior level advisors, a senior investment officer and a new head of operations. These additions to staff, coupled with a significant investment in new client interaction software and systems, will allow us to deliver a higher and more responsive level of service to our clients. In fact, a recent survey of our existing Wealth Management clients completed in December reported an overall client satisfaction rating of 8.5 on a 10-point scale.

In order to focus more intentionally on our primary banking and wealth management lines of business, we completed the sale of Millennium Brokerage Group, our wholesale life insurance brokerage company, to a management-led buyout group. We determined that, in order for MBG to return to the higher margin and profitability levels experienced in prior years, a significant capital investment would be necessary to materially grow the business through acquisition.

We elected to allocate capital to our expansion into the Arizona market though the FDIC-assisted acquisition of Valley Capital Bank in Phoenix in December. Jack Barry, our Market President, is uniquely qualified to build a successful Arizona banking franchise for Enterprise over the next several years. His Arizona market experience, coupled with his familiarity with Enterprise’s business model and senior management team, position us well for long-term success.

Looking to 2010 and beyond, we are not myopic about the challenges that are ahead, but we are very optimistic about our ability to meet them. While we believe the economic recovery will be slow and “half-hearted” at times, there will be tremendous opportunities for us to expand our market share in all three of our major markets and in both lines of business.

The investment community is gravitating toward companies that are positioned well to take advantage of the current banking environment. These are companies that have strong balance sheets, an excellent core deposit base and strong liquidity, better than average credit quality and the proven ability to deliver outstanding service. Enterprise is just such a company.

As we emerge from this credit cycle, we believe we are well-positioned to become the financial partner of choice for privately held businesses and their owner families. Our business model - which integrates commercial banking and wealth management services, delivered by first class bankers and advisors - has proven successful over our twenty-two year history. We don’t see anyone better equipped to capture share in our chosen markets.

We want to take this opportunity to thank you, our shareholders, and our clients for the faith and confidence that you have placed in Enterprise. We assure you that we will continue to strive every day to exceed your expectations from both a client service as well as an investment perspective.

Sincerely,

/s/ Peter F. Benoist	/s/ James J. Murphy, Jr.

Peter Benoist	James Murphy
President & CEO	Chairman
Enterprise Financial Services Corp	Enterprise Financial Services Corp

150 North Meramec ■ Clayton, Missouri 63105 ■ 1-800-396-8141

A SPECIAL NOTE TO SHAREHOLDERS

Again this year, we are eliminating the expense of printing a traditional annual report and proxy statement. Proxy materials will be available online, with paper copies available upon request. You will receive a notice with details on where to find the materials and how you can vote your shares.

Beginning this year, even if your shares are held by a broker, you must vote your shares yourself in order to be counted. Please watch for our notice in the mail and be sure to vote.

IMPORTANT INFORMATION

This communication may be deemed to be solicitation material in respect of the Enterprise Financial Services Corp (the “Company”) 2010 annual meeting of shareholders. The Company will file a definitive proxy statement for the annual meeting with the U.S. Securities and Exchange Commission (“SEC”).

SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain the proxy statement and other relevant documents free of charge at the SEC’s website, http://www.sec.gov, or by directing a request to Jerry Mueller, Enterprise Financial Services Corp, 150 North Meramec, Clayton, Missouri 63105, telephone: (314) 725-5500.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies of the Company's shareholders in connection with the annual meeting. Information regarding the interests of these directors and executive officers in the solicitation will be included in the proxy statement filed by the Company in connection with the annual meeting.

150 North Meramec ■ Clayton, Missouri 63105 ■ 1-800-396-8141